               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                        EMMIS COMMUNICATIONS CORPORATION



                                                                                                                  PRO FORMA
                                                              FEBRUARY (29) 28,            NOVEMBER 30,   FEBRUARY 28, NOVEMBER 30,
                                                 --------------------------------------  ---------------  -------------------------
                                                  1994   1995    1996    1997    1998     1997    1998       1998         1998
EARNINGS:
Pre tax income..................................   $343 $12,155 $17,908 $25,940 $14,884  $20,219 $23,711    $14,884      $23,711
Add:
 Fixed charges.................................. 14,373   8,786  15,004  10,631  15,261   11,473  26,892     18,209       29,103
 Loss from equity investments...................      -     348   3,111       -       -        -       -          -            -
Less:
 Capitalized interest...........................      -       -       -       -       -        -     666          -          666
 Minority loss in consolidated subsidiaries.....      -       -       -       -       -        -   1,875          -        1,875
                                                ------- ------- ------- ------- -------  ------- -------    -------      -------
Earnings........................................$14,716 $21,289 $36,023 $36,571 $30,145  $31,692 $48,062    $33,093      $50,273
                                                ------- ------- ------- ------- -------  ------- -------    -------      -------

FIXED CHARGES:
Interest expense (including amortization of
 debt expenses).................................$13,588 $ 7,849 $13,540  $9,633 $13,772  $10,356 $24,942    $16,720      $27,153
Capitalized interest............................      -       -       -       -       -        -    666           -          666
Portion of rents representative of the
 interest factor................................    785     937   1,464     998   1,489    1,117   1,284      1,489        1,284
                                                ------- ------- ------- ------- -------  ------- -------    -------      -------
Fixed Charges...................................$14,373 $ 8,786 $15,004 $10,631 $15,261  $11,473 $26,892    $18,209      $29,103
                                                ------- ------- ------- ------- -------  ------- -------    -------      -------
Ratio of Earnings to Fixed Charges..............   1.02    2.42    2.40    3.44    1.98     2.76    1.79       1.82         1.73
                                                ======= ======= ======= ======= =======  ======= =======    =======      =======